Exhibit 99.1

Aeva Strengthens Its Board of Directors with Three New Leaders

Erin Polek, Stephen Zadesky and Christopher Eberle Bring Expertise in Product Scaling, Finance, and Technology

MOUNTAIN VIEW, Calif., Sept. 30, 2022 – Aeva® (NYSE: AEVA), a leader in next-generation sensing and perception systems, today announced the appointment of Erin Polek, Senior Vice President, Corporate Controller and Chief Accounting Officer at Qualcomm; Stephen Zadesky, former Vice President of Engineering at Apple; and Christopher Eberle, Global Head of Semiconductor and Hardware Investments at Sylebra Capital, to its Board of Directors, effective November 11, 2022.

“We are pleased to welcome this diverse group of experienced leaders to Aeva’s Board of Directors,” said Mina Rezk, Chairman of the Board, Co-founder and Chief Technology Officer at Aeva. “Already an advisor to Aeva, Steve’s tremendous breadth of experience and success in the development and commercialization of some of the most iconic products at Apple will be invaluable as we enter the next stage of growth at Aeva and work toward scaling our unique 4D LiDAR-on-chip technology.”

“Our new board members bring an extraordinary combination of commercialization expertise, strategy, and public company experience. Erin brings two decades of expertise in leading public company accounting and compliance, Chris has deep strategic insight into the technology landscape and the public markets, and Steve is arguably one of the foremost experts in new technology introduction and product scaling. We look forward to leveraging all of their experience as we execute on our mission to bring perception to everything,” added Soroush Salehian, Co-founder and CEO at Aeva.

About the Appointed Board Members

Erin L. Polek: Ms. Polek is Senior Vice President, Corporate Controller and Chief Accounting Officer of Qualcomm, a global leader in wireless technology for mobile devices and other applications, including automotive. Ms. Polek’s principal responsibilities at Qualcomm include oversight of the global accounting department and external financial reporting and related compliance. Prior to her current role, she held a variety of leadership positions across the Finance organization since joining Qualcomm in 2006. Before that, Ms. Polek was a Manager at PricewaterhouseCoopers LLP. She received a Bachelor of Science in Business Administration, with an emphasis in Accounting from San Diego State University.

Stephen Zadesky: Mr. Zadesky served in various management roles at Apple for over 20 years, including Vice President of Product Design for iPhone and iPod engineering and Head of Special Projects Group. Prior to joining Apple, Mr. Zadesky worked at Ford Motor Company in a variety of positions. Mr. Zadesky earned a Bachelor of Science in Mechanical Engineering from the University of California, Berkeley and a Master of Science in Mechanical Engineering from Stanford University.

Christopher Eberle: Mr. Eberle is Global Head of Semiconductor and Hardware Investments at Sylebra Capital, a global investment management firm focused on technology, media, and telecom companies, and has 15 years of experience investing in and analyzing the semiconductor industry and its complex supply chains. Prior to Sylebra, he worked at several global investment management firms and investment banks, and in addition to his network across the global technology space, Mr. Eberle brings with him deep financial management and operating knowledge. He holds a Bachelor of Science in Finance from Canisius College and a Master of Science in Finance from DePaul University.

About Aeva Technologies, Inc. (NYSE: AEVA)

Aeva’s mission is to bring the next wave of perception to a broad range of applications from automated driving to industrial robotics, consumer electronics, consumer health, security and beyond. Aeva is transforming autonomy with its groundbreaking sensing and perception technology that integrates all key LiDAR components onto a silicon photonics chip in a compact module. Aeva 4D LiDAR sensors uniquely detect instant velocity in addition to 3D position, allowing autonomous devices like vehicles and robots to make more intelligent and safe decisions. For more information, visit www.aeva.com, or connect with us on Twitter or LinkedIn.

Aeva, the Aeva logo, 4D LiDAR, Aeries, Ultra Resolution, 4D Perception, and 4D Localization are trademarks/registered trademarks of Aeva, Inc. All rights reserved. Third-party trademarks are the property of their respective owners.

Contacts
Media:
Michael Oldenburg
press@aeva.ai

Investors:
Andrew Fung
investors@aeva.ai

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